Exhibit 20.1

CANADIAN SOLAR INC.

4100 — 66 Wellington Street West — TD Bank Tower

Toronto, Canada M5K 1B7

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual meeting of shareholders (“Meeting”) of Canadian Solar Inc. (“Corporation”) will be held at Kirkland & Ellis International LLP, 11th Floor, HSBC Building, Shanghai IFC, 8 Century Avenue, Pudong New District, Shanghai 200120, People’s Republic of China, on Monday, June 23, 2014 at 16:00 (local time) for the following purposes:

(a)                                       to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2013, together with the auditors’ report thereon and the notes thereto;

(b)                                       to elect directors of the Corporation;

(c)                                        to appoint Deloitte Touche Tohmatsu Certified Public Accountants LLP as the auditors of the Corporation and to authorize the directors of the Corporation to fix their remuneration; and

(d)                                       to transact such other business as properly may be brought before the Meeting or any adjournment thereof.

The matters to be dealt with at the Meeting are described in the management information circular of the Corporation accompanying this Notice (“Circular”).

Shareholders are entitled to appoint a proxy to attend and act for and on behalf of them at the Meeting.  Shareholders who are unable to attend the Meeting in person and who wish to ensure that their common shares are voted at the Meeting are requested to complete, sign and return the accompanying form of proxy in accordance with the instructions set out therein and in the Circular.

DATED: May 30, 2014.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Shawn (Xiaohua) Qu

Shawn (Xiaohua) Qu
Chairman of the Board, President and
Chief Executive Officer